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EXHIBIT 23.1

April 20, 2006

Coloured (US) Inc.
Suite 5.15, 130 Shaftesbury Avenue
London, England W1D 5EU

Attention: Lars Brannvall, President

Re:	Coloured (US) Inc.
Registration Statement Form SB-2

Ladies and Gentlemen:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our reports dated November 4, 2005 except as to Note 7 which is as at February 28, 2006 for the period ended August 31, 2005, and October 28, 2005 except as to Note 11 which is as at February 28, 2006 for the years ended September 30, 2005 and 2004, in respect of the following financial statements, in the registration statement to be filed by Coloured (US) Inc. (formerly Emcor Holdings Inc.) (the “Company”) with the United States Securities and Exchange Commission to register 9,898,660 shares of common stock of the Company for resale by certain selling stockholders:

  the interim balance sheet of Emcor Holdings Inc. as at August 31, 2005, and the related interim statements of changes in stockholders’ equity, operations and cash flows for the period from incorporation (April 5, 2005) to August 31, 2005; and

  the consolidated balance sheets of the Company as at September 30, 2005 and 2004 and the related consolidated statements of changes in stockholders’ deficiency, operations and cash flows for the years ended September 30, 2005 and 2004 and for the period from incorporation (May 2, 2003) to September 30, 2005.

We also consent to the inclusion of our name under the caption “Experts” in the Form SB-2.

Very truly yours,

“Staley, Okada & Partners”

Staley, Okada & Partners
CHARTERED ACCOUNTANTS